Exhibit 99.1

PRESS RELEASE

Dated: December 23, 2005

FOR IMMEDIATE DISTRIBUTION

CONTACT: Ronald E. Baron

Senior Vice President & Chief Financial Officer

434-292-8119 or Ron.Baron@greatbanksva.com

Citizens Bancorp of Virginia Announces

New Record Fourth Quarter Dividend

BLACKSTONE, VA – Citizens Bancorp of Virginia, Inc. (OTC Bulletin Board: CZBT), parent company for Citizens Bank and Trust Company, announces today that the Board of Directors approved the quarterly cash dividend of $.16 per share.  President and Chief Executive Officer, Joseph D. Borgerding reported, “The directors and senior management are pleased to announce a record-setting quarterly dividend for the company.  Today’s announcement is another indication of the Bank’s strong, consistent performance in a very competitive financial services industry.”

The cash dividend is payable January 13, 2006, to shareholders of record as of the close of business on January 3, 2006. The dividend declared is a 6.7% increase over the $.15 per share dividend that had been paid quarterly since the third quarter of 2004.  Based upon the closing stock price recorded on December 21, 2005 of $17.30 per share, this quarterly dividend results in an annualized yield of 3.70%.

Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia with $278 million in assets as of September 30, 2005. Its subsidiary, Citizens Bank and Trust Co., was founded in 1873 and is the second oldest independent bank in Virginia. The bank has ten banking offices in Amelia, Nottoway, Prince Edward, Chesterfield counties, and the City of Colonial Heights, which provide financial services to individuals and small to medium size businesses.

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This press release contains forward-looking statements as defined by federal securities laws.  These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management.  Actual results could differ materially from current projections.  Please refer to Citizens Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Citizens’ forward-looking statements.  Citizens Bancorp undertakes no obligation to revise these statements following the date of this press release.